UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 2, 2004
(Date of Earliest Event Reported): November 30, 2004

SYMYX TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	000-27765 (Commission File Number) (I.R.S. Employer Identification No.)	77-0397908 (IRS Employer Identification No.)

3100 Central Expressway Santa Clara, California (Address of Principal Executive Offices)	95051 (Zip Code)

(408) 764-2000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On November 30, 2004, the Registrant completed the previously announced acquisition of all outstanding shares of IntelliChem, Inc. (“IntelliChem”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated November 12, 2004, by and among Symyx Technologies, Inc. (“Symyx”), a Delaware corporation, and IntelliChem, Inc., an Oregon corporation.

     Pursuant to the Merger Agreement, (i) each issued and outstanding share of common stock of IntelliChem, was converted into the right to receive $1.0908522 in cash subject to withholding in some cases of an amount to be held in escrow as security for indemnification obligations of certain shareholders; (ii) each issued and outstanding share of series A preferred stock of IntelliChem was converted into the right to receive $0.7089049 in cash subject to withholding in some cases of an amount to be held in escrow as security for indemnification obligations of certain shareholders; (iii) each unvested option to purchase IntelliChem common stock outstanding at the time of the merger was converted into an option exercisable for 0.0380672 of a share of Symyx common stock and the exercise price was adjusted accordingly.

     In connection with the merger, the registrant paid approximately $29.1 million in cash and expects to issue 44,126 shares of Symyx common stock upon the assumption and exercise of unvested IntelliChem stock options.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger, dated as of November 12, 2004, by and among Symyx Technologies, Inc., and IntelliChem, Inc.

*	Confidential treatment has been requested for portions of this exhibit.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC. (Registrant)
Date: December 2, 2004	By:	/s/ Steven D. Goldby
Steven D. Goldby
Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

Date: December 2, 2004	By:	/s/ Jeryl L. Hilleman
Jeryl L. Hilleman
Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger, dated as of November 12, 2004, by and among Symyx Technologies, Inc., and IntelliChem, Inc.

*	Confidential treatment has been requested for portions of this exhibit.